Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Media Relations
(800) 775-7290

Ron Kirk confirmed as U.S. Trade Representative;
Brinker International announces his resignation from board

DALLAS, March 18, 2009 — Brinker International, Inc. (NYSE: EAT) announced the resignation of Ron Kirk from its Board of Directors following Senate confirmation of his appointment as U.S. Trade Representative.

Kirk, the former Mayor of Dallas, served on the Brinker board from 1997-2009, and was a member of the company’s Executive Committee, as well as the Chairman of its Governance and Nominating Committee.

“For more than a decade, Ron Kirk has been an insightful and influential member of our Board of Directors. His experience as the chief executive of the city of Dallas has been invaluable to us as we continue to build a broad and diverse workforce and accelerate the growth of our restaurant brands around the globe,” said Doug Brooks, Chairman and Chief Executive Officer of Brinker International. “We are grateful to Ron for his many years of service to our company and congratulate him on his new role in President Obama’s cabinet.”

Robert Gates, who has served as the U.S. Secretary of Defense since November 2006, also served on the Brinker board from 2003-2006.

Brinker International, Inc. (NYSE: EAT), is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,700 restaurants in 27 countries and employs more than 100,000. Brinker restaurant brands include Chili’s® Grill & Bar, On The Border Mexican Grill & Cantina® and Maggiano’s Little Italy®. The company was named one of FORTUNE Magazine’s Most Admired Food Service Companies in 2009 and was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information, visit www.brinker.com.